Exhibit 10.7

AMENDMENT TO

SECURITIES PURCHASE AGREEMENT

This Amendment to Securities Purchase Agreement (this “Amendment”) is made and entered into as of December 9, 2025, by and between Tivic Health Systems, Inc., a Delaware corporation (the “Company”), and 3i, LP (the “Purchaser”).

WHEREAS, the Securities Purchase Agreement (the “Purchase Agreement”) was made and entered into as of April 29, 2025, by and between the Company and Helena Global Investment Opportunities 1 Ltd. (the “Assignor”);

WHEREAS, on the date hereof and immediately prior to the effectiveness of this Amendment, the Assignor assigned to the Purchaser all of the Assignor’s rights under the Purchase Agreement and all of the Assignor’s rights to the securities issued or issuable under the Purchase Agreement;

WHEREAS, Section 6.5 of the Purchase Agreement provides that the Purchase Agreement may be amended in a written instrument signed by the Company and the Purchaser; and

WHEREAS, the Purchaser and the Company desire to amend the Purchase Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual promises contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Acknowledge of Purchaser Status. Pursuant to Section 6.7 of the Purchase Agreement and effective as of the date hereof, the Purchaser hereby agrees to be bound with respect to the securities of the Company acquired from the Assignor by the provisions of the Transaction Documents that apply to the “Purchaser,” and the Company hereby agrees that the Purchaser is the sole “Purchaser” under the Purchase Agreement.

2. Amendment to the Purchase Agreement.

(a)	The defined term of “Termination Date” is hereby amended and restated as follows:

““Termination Date” shall mean the date of the Final Tranche Closing Date, which shall be no later than December 9, 2026.”

(b)	Section 2.3(a) of the Purchase Agreement is hereby amended and restated as follows:

“(a) Closing. The purchase of Preferred Shares hereunder shall occur in six (6) tranche closings in the amounts set forth below (each, a “Tranche Closing”) which shall occur, with respect to (i) the Initial Tranche Closing, when the conditions set forth in Section 2.3(b) and Section 2.3(c) have been satisfied or waived (the “Initial Tranche”), (ii) the Second Tranche Closing, on the 10th Trading Day following the Initial Tranche Closing on which the conditions set forth in Section 2.3(b) and Section 2.3(d) have been satisfied or waived (the “Second Tranche”), (iii) the Third Tranche Closing, on the 20th Trading Day following the Second Tranche Closing on which the conditions set forth in Section 2.3(b) and Section 2.3(e) have been satisfied or waived (the “Third Tranche”), (iv) the Fourth Tranche Closing, on the 20th Trading Day following the Third Tranche Closing on which the conditions set forth in Section 2.3(b) and Section 2.3(f) have been satisfied or waived (the “Fourth Tranche”), (v) the Fifth Tranche Closing, on the 3rd Trading Day following delivery by the Purchaser of a Purchaser Closing Notice to the Company with respect to such Tranche (the “Fifth Tranche”) and (vi) the Final Tranche Closing, on the 3rd Trading Day following delivery by the Purchaser of a Purchaser Closing Notice to the Company with respect to such Tranche (the “Final Tranche”). Whether or not the Purchaser delivers a Purchaser Closing Notice with respect to, and consummates, the Fifth Tranche Closing or the Final Tranche Closing shall be at the Purchaser’s sole and absolute discretion. “Purchaser Closing Notice” means a written notice delivered to the Company by the Purchaser indicating the applicable Tranche Closing Date, together with the number of Preferred Shares and Warrants and the Tranche Purchase Price for the applicable Tranche. The date on which a Tranche Closing occurs is referred to herein as a “Tranche Closing Date.”

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(c)	Section 4.5 of the Purchase Agreement is hereby amended and restated as follows:

“4.5 Floor Price; Stockholder Approval. On or prior to December 16, 2025, the board of directors of the Company shall take all necessary action to lower the Floor Price to $0.39. As soon as practicable but in any event no later than March 9, 2026 (the “Meeting Deadline”), the Company shall hold a meeting of its stockholders to seek approval of a waiver of the Cap (as defined below) (approval of such proposal, the “Approval”). In connection with such meeting, the Company shall provide each stockholder of the Company with a proxy statement in compliance with applicable SEC rules and regulations and shall use its best efforts to solicit the Approval and to cause its board of directors to recommend to the Company’s stockholders that they approve such proposal(s). If the Company does not obtain the Approval at meetings prior to the Meeting Deadline, the Company shall call additional meetings every four (4) months thereafter to seek the Approval until the date the Approval is obtained. “Cap” means the number of shares of Common Stock or Common Stock Equivalents pursuant to the transactions entered into on December 9, 2025 (including the lowering of the Floor Price) by the Company to the extent that after giving effect thereto, the aggregate number of shares of Common Stock that would be issued as well as permitted to vote or be converted or exercised for pursuant to such transactions would not exceed 19.99% of the Company’s outstanding shares of Common Stock as of such date.”

3. No Other Modification. Except as specifically amended by the terms of this Amendment, all terms and conditions set forth in the Purchase Agreement shall remain in full force and effect, as applicable.

4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any rule or principle that might refer the governance or construction of this Amendment to the Laws of another jurisdiction.

5. Entire Agreement. This Amendment contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained therein and may not be contradicted by evidence of any alleged oral agreement. Capitalized terms used herein without definition shall have the same definition ascribed thereto in the Purchase Agreement.

6. Further Assurances. Each party to this Amendment agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Amendment.

7. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument. Facsimile, .pdf and other electronic execution and delivery of this consent is legal, valid and binding for all purposes.

8. Headings. The descriptive headings of the various provisions of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to be effective for all purposes as of the date first above written.

The Purchaser: 3i, LP
By:	3i Management LLC, its general partner

By:	/s/ Maier J. Tarlow
Name: Maier J. Tarlow
Title: Manager

The Company: TIVIC HEALTH SYSTEMS, INC.

By:	/s/ Jennifer Ernst
Name: Jennifer Ernst
Title: Chief Executive Officer

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